Exhibit 99.1

For Immediate Release	Contact Information
Thursday, April 27, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Updates 1st Quarter Sales, Current Operations; Glen Rose Oil Sales Triple Over Prior-Year Period

     SAN ANTONIO -- April 27, 2006 -- The Exploration Company (Nasdaq:TXCO) today provided estimated oil and gas sales volumes for the first quarter of 2006 and an update on current operations. Highlights include:

-   A 321 percent rise in Glen Rose Porosity oil output from first-quarter 2005.
-   An 11 percent rise in Glen Rose Porosity oil sales volumes compared to fourth-quarter 2005.
-   Six rigs drilling on its Maverick Basin acreage.
-   Thirteen wells spudded to date in an expanded 2006 drilling program.

     Glen Rose Porosity oil sales continue to rise. First-quarter cumulative sales were approximately 106,550 barrels, or an average of 1,184 barrels of oil per day (BOPD), a 321 percent increase from 25,330 barrels, or 281 BOPD, for first-quarter 2005. Cumulative Porosity oil sales rose 11 percent from fourth-quarter 2005. TXCO's Porosity oil production has begun to temporarily outstrip available transportation facilities, creating an 11,100-barrel inventory at the end of the quarter, compared to a typical level of approximately 1,100 barrels. The Company currently is adding tankage and arranging for increased transport services, which is expected to positively impact sales levels during the second quarter and going forward.

Estimated Glen Rose Porosity Quarterly Sales Volumes in Barrels
1Q 2005	2Q 2005	3Q 2005	4Q 2005	1Q2006*	CAGR
25,330	30,440	76,760	96,320	106,550	321%
*1st Quarter 2006 unaudited CAGR=compound annual growth rate

     "We have enjoyed five consecutive quarters of increasing production from our Glen Rose Porosity play," said President and CEO James E. Sigmon. "This has allowed us to increase output and offset the gas production that we sold to EnCana Oil & Gas (USA) Inc. in the third quarter of 2005. We expect continued strong growth in our oil output as we focus on this play and we remain confident that the Company will meet internal growth targets for drilling and production."

     Overall, TXCO's net Maverick Basin oil and gas sales in the first quarter were approximately 1,520 BOPD and 3.3 million cubic feet of natural gas per day (MMcfd), a combined rate of 12.4 million cubic feet equivalent per day (MMcfed). This marked a 3 percent increase, on a daily basis, from fourth-quarter 2005 sales of 1,427 BOPD and 3.5 MMcfd, or 12.0 MMcfed.

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TXCO Estimated Quarterly Oil and Gas Sales Volumes*
	1Q 2006*	4Q 2005	%Change	1Q 2005	% Change
Natural gas/MMcf	290	320	-9%	690	-58%
Oil/Bbls	137,600	131,300	+5%	74,800	+84%

Natural Gas Equivalent/MMcfe	1,120	1,110	+1%	1,140	-2%
Barrels Oil Equivalent/BOE	186,400	184,500	+1%	190,400	-2%
*1st Quarter 2006 unaudited. Reflects sale to EnCana at Sept. 1, 2005 MMcf=million cubic feet, MMcfe=million cubic feet equivalent, Bbls=barrels, BOE=barrels of oil equivalent

Operations Update

     In the Maverick Basin, the Company has spudded eight Glen Rose Porosity wells this year, including three begun in mid April. Two wells have been placed on production, two are in completion and four are drilling.

     The Cage 1-46H (100 percent working interest) went on production in late March at 648 barrels of oil per day (BOPD) and no water on a 12/64-inch choke with 710 pounds per square inch (psi) flowing tubing pressure. In mid April, the well averaged approximately 350 BOPD and no water after decreasing the choke to 8/64-inch with 730 psi flowing tubing pressure. During drilling, the Cage 1-29H (100% WI) flow tested at an estimated rate of more than 200 barrels of oil per hour. Completion is under way. TXCO plans to re-complete the Cage 3-45 (100% WI) as a horizontal well. Originally completed as a deviated well in early March, the well averaged approximately 385 BOPD and 85 barrels of water per day before decreasing to uncommercial production levels in mid April.

     Since the first of the year, the Company has drilled five wells targeting other formations, two to the Georgetown, a Glen Rose Shoal, a Glen Rose Reef and the Pena Creek San Miguel. Two are now on production, two are drilling and one is in completion.

     "We are rapidly increasing drilling activity as we move ahead on TXCO's record drilling program that projects more than 90 wells in 2006," Sigmon added. "Overall, our updated capital expenditure program calls for more than 30 Porosity wells this year and we expect these wells to have a very positive impact on our financial results as oil sales and reserves increase.

     "Meanwhile, we're working closely with EnCana as we continue our joint program to test the gas-prone Pearsall, one of the multiple prospective resource plays identified across the Maverick Basin," he concluded.

Earnings Announcement
TXCO plans to release its first-quarter 2006 earnings statement on or before May 5, 2006.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

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Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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